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                                                             Exhibit (d)(7)(iii)


                                 AMENDMENT NO. 2
                        TO INVESTMENT ADVISORY AGREEMENT


         AMENDMENT NO. 2 to Investment Advisory Agreement ("Amendment No. 2), dated as of December 6, 2001, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Fund Asset Management, L.P., a Delaware limited partnership ("Adviser").

         Equitable and Adviser agree to modify and amend the Investment Advisory Agreement dated as of May 1, 2000 ("Agreement"), as amended by Amendment No. 1 dated May 21, 2001 ("Amendment No. 1") between Equitable and Adviser as follows:

         1. New Portfolio. Equitable hereby appoints the Adviser as the investment adviser of that portion of the total assets of the EQ/Balanced Portfolio allocated to it from time to time by Equitable on the terms and conditions contained in the Agreement.

         2. Duration. Section 9 of the Agreement is replaced in its entirety as follows:

                  (a) The Agreement became effective with respect to the EQ/Mercury Basic Value Equity Portfolio on May 1, 2000 and will become effective with respect to the EQ/Balanced Portfolio on the date of this Amendment No. 2.

                  (b) The Agreement will continue in effect with respect to the EQ/Mercury Basic Value Portfolio until July 31, 2002 and may be continued thereafter pursuant to subsection (d) below.

                  (c) The Agreement will continue in effect with respect to the EQ/Balanced Portfolio until December 6, 2003 and may be continued thereafter pursuant to subsection (d) below.

                  (d) With respect to each Portfolio this Agreement shall continue in effect annually after the date specified in subsection (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the EQ Advisors Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) ("Independent Trustees") of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio affected by this Agreement or (b) all the portfolios of the Trust.

         3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser (or one of the investment

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advisers) and the fees payable to the Adviser with respect to each Portfolio (or portion thereof) for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

         Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.


THE EQUITABLE LIFE ASSURANCE        FUND  ASSET  MANAGEMENT, L.P., by
SOCIETY OF THE UNITED STATES        Princeton Services, Inc. its General Partner



By:      /s/ Peter D. Noris               By:      /s/ Robert C. Doll
   ---------------------------------         -----------------------------------
   Peter D. Noris                         Name:  Robert C. Doll
   Executive Vice President               Title:  President and Chief Investment
                                                        Officer

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                                   APPENDIX A
                               TO AMENDMENT NO. 2
                        TO INVESTMENT ADVISORY AGREEMENT
                        WITH FUND ASSET MANAGEMENT, L.P.


Portfolios                                     Advisory Fee Rate

EQ/Mercury Basic Value Equity Portfolio        .40% of the Portfolios' average
net assets up EQ/Balanced Portfolio*           daily to and including $100
(collectively referred to as "Portfolios")     million; .375% of the Portfolios'
                                               average daily net assets over
                                               $100 million and up to and
                                               including  $300  million;  and
                                               .35% of the Portfolios'  average
                                               daily net assets in excess of
                                               $300 million



* Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio's average daily net assets advised by the Adviser, which may be referred to as the "Mercury Allocated Portion."